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                                                                  EXHIBIT 99.3




                                                                    NEWS RELEASE
                                                          FOR RELEASE: IMMEDIATE
                                                Investor Contact: John Heilshorn
                                                               Lippert Heilshorn
                                                                    212-838-3777





OBJECTIVE COMMUNICATIONS CLOSES FINANCING

Company Secures $3.125 Million

PORTSMOUTH, NH, July 13, 1998. Objective Communications, Inc. (NASDAQ NM: OCOM) today announced it has closed on its $3.125 million in financing to support continued operations. This was completed through an agreement with two institutional investors, affiliated parties, members of Objective's Board of Directors as well as the new and existing management of the Company. The Company has the right to repay substantially all of the debentures within 90 days. Terms of this agreement will be released in a form 8K.

"Participation by directors and management demonstrates the confidence we have in the prospects of the Company," said Jim Bunker, recently appointed interim CEO and President. "We are optimistic about the potential of the emerging video communications market and the role Objective Communications will play in it," he said.

Objective, a pioneer in the emerging video communications market, develops and markets the VidPhone System, which delivers three video services - multipoint videoconferencing, access and retrieval of stored video and video distribution -- to desktops and conference rooms via the same twisted pair telephone wiring already installed in businesses and organizations.

About Objective Communications, Inc.

       Objective Communications is the first company to deliver a total real-time video communications solution that includes videoconferencing, video distribution and video on demand all in one integrated system -- the VidPhone System. Based on the patented VidModem technology, the VidPhone System uses standard twisted pair telephone wiring to bring TV-quality video to desktops, meeting rooms, lobbies, operating rooms -- anywhere there is a phone jack. More than just a high-quality videoconferencing solution, the VidPhone System combines live broadcasts, point-to-point and multipoint videoconferencing, visual collaboration, video on demand, wide area ISDN and ATM connectivity to provide organizations with a total video communications solution.


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       The Company's stock is listed on the NASDAQ National Market under the symbol of "OCOM." Find us on the World Wide Web at www.objectivecom.com.